                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               PHARMACYCLICS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    716933106
--------------------------------------------------------------------------------

                                 (CUSIP NUMBER)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                         (CONTINUED ON FOLLOWING PAGES)

                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 17

CUSIP NO. 716933106                   13G                   Page 2 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kleiner Perkins Caufield & Byers V, a California
                Limited Partnership ("KPCB V")
             77-0211539

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership

                        5    SOLE VOTING POWER
                                                                         - 0 -

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                    - 0 -
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                          - 0 -
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         - 0 -

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         - 0 -

12     TYPE OR REPORTING PERSON*
                                                                            PN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                    Page 3 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             KPCB V Associates, a California Limited Partnership
             77-02-1138

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership

                        5    SOLE VOTING POWER
                                                                         - 0 -

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                    - 0 -
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                          - 0 -
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         - 0 -

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            / /


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         - 0 -

12     TYPE OR REPORTING PERSON*
                                                                            PN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                    Page 4 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       KPCB Zaibatsu Fund I, a California limited partnership ("KPCB ZF I")
       77-0158870

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
                                                                         - 0 -

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                    - 0 -
      OWNED BY EACH
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON                                                          - 0 -
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         - 0 -

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         - 0 -

12     TYPE OR REPORTING PERSON*
                                                                            PN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                    Page 5 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          KPCB IV Associates, a California Limited Partnership
          ("KPCB IV Associates") 94-3001662

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b)  /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
                                                                         - 0 -

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                    - 0 -
      OWNED BY EACH
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON                                                          - 0 -
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         - 0 -

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                           / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         - 0 -

12     TYPE OR REPORTING PERSON*
                                                                             PN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                   Page 6 of 19 Pages


1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Thomas J. Perkins
            ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
                                                                            15

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                    - 0 -
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                             15
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                             15

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                             NM

12     TYPE OR REPORTING PERSON*
                                                                             IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G       Page 7 of 19 Pages


1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Frank J. Caufield
             ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
                                                                         15,738

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                     - 0 -
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                          15,738
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                          - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         15,738

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           .01%

12     TYPE OR REPORTING PERSON*
                                                                             IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                   Page 8 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Brook H. Byers
            ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
                                                                         52,269

                        6    SHARED VOTING POWER
                             17,647 shares are indirectlly held through the
       NUMBER OF             BHB Trust.  Mr. Byers disclaims beneficial
  SHARES BENEFICIALLY        ownership of these shares.
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                          52,269
          WITH
                        8    SHARED DISPOSITIVE POWER
                             17,647 shares are indirectlly held through the BHB Trust. Mr. Byers disclaims beneficial ownership of these shares.

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         69,916

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           .01%

12     TYPE OR REPORTING PERSON*
                                                                             IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                   Page 9 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             L. John Doerr
             ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
                                                                         69,786

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                      -0-
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                          69,786
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                           -0-

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         69,786

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           .01%

12     TYPE OR REPORTING PERSON*

                                                                             IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                   Page 10 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            E. Floyd Kvamme
            ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
                                                                         68,970

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                       -0-
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                          68,970
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         68,970

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           .01%

12     TYPE OR REPORTING PERSON*
                                                                             IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                   Page 11 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Regis McKenna
            ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                         5    SOLE VOTING POWER
       NUMBER OF                                                          38
  SHARES BENEFICIALLY
     OWNED BY EACH       6    SHARED VOTING POWER
       REPORTING                                                         -0-
         PERSON
          WITH           7    SOLE DISPOSITIVE POWER
                                                                          38

                         8    SHARED DISPOSITIVE POWER
                                                                         -0-

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                          38

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                          / /

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                        .01%

12     TYPE OR REPORTING PERSON*
                                                                          IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                   Page 12 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Vinod Khosla
             ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
                                                                          85,314

                        6    SHARED VOTING POWER
                             91,091 shares of which 90,630 shares are
                             indirectly held through Neeru Khosla, and 461
                             shares are indirectly held through the Koshla
                             Trust '83.  Mr. Koshla disclaims beneficial
       NUMBER OF             ownership of these shares.
  SHARES BENEFICIALLY
      OWNED BY EACH     7    SOLE DISPOSITIVE POWER
        REPORTING                                                         85,314
         PERSON
          WITH          8    SHARED DISPOSITIVE POWER
                             91,091 shares of which 90,630 shares are indirectly held through Neeru Khosla, and 461 shares are indirectly held through the Koshla
                             Trust '83. Mr. Koshla disclaims beneficial ownership of these shares.

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         176,405

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           1.7%

12     TYPE OR REPORTING PERSON*
                                                                             IN

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933106                   13G                   Page 13 of 19 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James P. Lally
             ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /  (b) /X/

3      SEC USE ONLY


4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        5    SOLE VOTING POWER
                                                                         36,576

       NUMBER OF        6    SHARED VOTING POWER
  SHARES BENEFICIALLY                                                       -0-
      OWNED BY EACH
        REPORTING       7    SOLE DISPOSITIVE POWER
         PERSON                                                          36,576
          WITH
                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                         36,576

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            .4%

12     TYPE OR REPORTING PERSON*
                                                                             IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 19 Pages

ITEM 1(A).    NAME OF ISSUER

               Pharmacyclics, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               995 E. Arquez Avenue
               Sunnyvale, CA  94086

ITEM 2(A)-(C). NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

               This statement is being filed by KPCB IV Associates, a California Limited Partnership ("KPCB IV Associates"), and KPCB V Associates, a California Limited Partnership ("KPCB V Associates") whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates and KPCB V Associates, are set forth on Exhibit B hereto. Brook H. Byers, L. John Doerr, Frank J. Caufield, E. Floyd Kvamme and Vinod Khosla are each general partners of KPCB IV Associates and KPCB V Associates.

               KPCB IV Associates is general partner to KPCB Zaibatsu Fund I, a California limited partnership ("KPCB ZF I").

               KPCB V Associates is a general partner to Kleiner Perkins Caufield & Byers V, a California limited partnership ("KPCB V").

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

               Common Stock
               CUSIP # 716933106

ITEM 3.        NOT APPLICABLE

ITEM 4.        OWNERSHIP

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Pharmacyclics, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable, see Item 5.

                                                             Page 15 of 19 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                                            Page 16 of 19 Pages

                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                                   KPCB V ASSOCIATES, A CALIFORNIA LIMITED
                                   PARTNERSHIP


                                   By:  /s/ Brook H. Byers
                                       ---------------------------------------
                                       A General Partner

                                   KPCB V ASSOCIATES, A CALIFORNIA
                                   LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       ---------------------------------------
                                       A General Partner


                                   BROOK H. BYERS
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   FRANK J. CAUFIELD
                                   JAMES P. LALLY
                                   THOMAS J. PERKINS
                                   REGIS McKENNA
                                   VINOD KHOSLA

                                   By: /s/ Michael S. Curry
                                       ---------------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact

                                                            Page 17 of 19 Pages

                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                           19

Exhibit B:  List of General Partners of KPCB V Associates       20

                                                            Page 18 of 19 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 20, 1998, containing the information required by Schedule 13G, for the Shares of the Common Stock of Pharmacyclics, Inc. previously held by Kleiner Perkins Caufield & Byers V, a California Limited Partnership, and, with respect to the general partners, such other holdings as are reported therein.


Date:  February 20, 1998
                              KPCB V ASSOCIATES, A CALIFORNIA
                              LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  ---------------------------------------
                                  A General Partner

                              KPCB V ASSOCIATES, A CALIFORNIA
                              LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  ---------------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              FRANK J. CAUFIELD
                              JAMES P. LALLY
                              THOMAS J. PERKINS
                              REGIS McKENNA
                              VINOD KHOSLA

                              By: /s/ Michael S. Curry
                                  ---------------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact

                                                            Page 19 of 19 Pages

                                    EXHIBIT B

                               GENERAL PARTNERS OF
               KPCB V ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

          Set forth below, with respect to each general partner of KPCB V Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.   (a)  Frank J. Caufield
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen